UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 3, 2008 (February 29, 2008)

R&G Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico

(State or other jurisdiction of incorporation)

001-31381	66-0532217
(Commission File Number)	(I.R.S. Employer Identification No.)

290 Jesús T. Piñero Ave.

Hato Rey, San Juan, Puerto Rico 00918

(Address of principal executive offices and zip code)

(787) 758-2424

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 29, 2008, R&G Financial Corporation (the “Company”) executed an agreement in principle to settle all claims with the lead plaintiffs in a shareholder class action originally filed in 2005. Under the terms of the settlement, which is subject to notice being provided to the class and final approval by the United States District Court for the Southern District of New York, the Company and the other settling defendants will pay the plaintiffs an aggregate of $39 million.

The Company also announced today that it has reached an agreement in principle to settle all claims in the shareholder derivative litigation filed against the Company in 2005. The derivative settlement is also subject to notice and approval from the United States District Court for the Southern District of New York.

In connection with these settlements, the Company agreed to certain corporate governance enhancements which will, among other things, impose additional director independence requirements. As part of the global settlement, the Company will pay approximately $29 million and the Company’s insurers and certain individual defendants will pay an aggregate of approximately $11 million.

A copy of the press release announcing the agreements is incorporated herein by reference from Exhibit 99.1.

Item 9.01	Exhibits.

10.1	Memorandum of Understanding

99.1	Press Release of March 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION
Date: March 3, 2008
	By:	/s/ Andres I. Perez
Andres I. Perez
Chief Financial Officer